March 2016

Ethanol Connection

Golden Grain Energy LLC @ggecorn

Energy for a Clean Environment

Missed the meeting? Don't worry
Newsletter filled with highlights, new look

With Mason City under a blizzard warning the day of Golden Grain Energy's 2016 annual membership meeting Feb. 8, fewer than 100 members were able to attend the event.

You can view the presentation on Golden Grain Energy's website at http://www.ggecorn.com/investor-relations/annual-meeting/ or read through the summaries included in this newsletter to be up-to-date on the information presented.

Directors re-elected

The primary order business of members at the meeting was to vote for directors for GGE's board. Incumbent members Dave Sovereign (current board chairman), Stan Laures, and Roger Schaffer were re-elected to additional three-year terms on the board.

There were no other voting items on the agenda for the membership to consider.

Production report shows efficiency improvements

Chief Operating Officer Chad Kuhlers shared year-to-year comparisons at the annual membership meeting highlighting the improvements made at the plant to increase efficiency in both energy use and conversion of corn to ethanol, as shown in the graph at right.

Other notable operating statistics:

- Facility is still permitted for production of up to 150 million gallons per year ethanol
- There were no lost-time accidents in 2015.
- Facility was operational 233 more hours than in the previous year
- Facility was operated for 8,244 hours in 2015

	2015 results	Change from 2014
Total ethanol production	119.3 million gallons	Increase 5.13%
Average BTUs per gallon of ethanol	25,500 BTU/gal	Decrease of 4.55%
Average kilowatt hours per gallon of ethanol	0.56 KWHr/gal	Decrease of 3.85%
Average gallons of denatured ethanol per bushel of corn	2.95 gal/bu	Increase of 1.41%
Average water usage per gallon of ethanol	3.37 gal water/gal ethanol	Decrease of 6.31%
Corn oil production	27.6 million lbs	Increase of 17.2%

See Page 3 for details on projects completed at the plant in 2015.



Low ethanol prices hit first quarter income

The first fiscal quarter of our 2016 year ended on Jan. 31 with income at a fraction of the first quarter of last year: $3.4 million or $0.17 per unit compared to $14.9 million or $0.75 per unit.

A 6 percent drop in corn price and 39 percent drop in natural gas price compared to the first quarter of 2015 wasn't enough to overcome the 27 percent and 12 percent decreases in ethanol and distiller grain prices, respectively. The good news is that production at the ethanol facility is reaching all-time highs and was up 6 percent over the same period of 2015. At the plant, we continue to focus on activities that will reduce costs and/or increase production to continue to be one of the lowest cost producers. Our commitment is to squeeze out any profit we can during times of tight margins.

GGE continues to have sufficient working capital to cover costs of operation as well as pay for a number of capital expenditure projects as outlined in this newsletter. During the first quarter, the board of directors declared and paid a $0.70 distribution for a total of almost $14 million which brought the total distributions for the 2015 calendar year to $1.20 per unit. Taxable income for calendar 2015 came in just under $1.10 per unit. Margins for the next 3-6 months still appear tight as the industry battles with an overabundance of supply, strengthening U.S. dollar, favorable sugarcane ethanol import pricing in California, and decreasing distiller grain exports, specifically to China.

The complete 10-Q for the quarter was filed March 14 and can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO
Golden Grain Energy

BALANCE SHEET	Jan. 31, 2016	October 31, 2015
Current Assets	$ 37,504,490	$ 47,036,908
Total Assets	$ 127,379,375	$ 138,155,320
Current Liabilities	$ 7,857,519	$ 8,114,578
Long-term liabilities	$ 451,841	$ 476,962
Members Equity	$ 119,070,015	$ 129,563,780
Book Value per Unit	$ 5.99	$ 6.52

INCOME STATEMENT	Three Months Ended 1/31/16	Three Months Ended 1/31/15
Revenues	$ 48,773,123	$ 61,048,123
Gross Profit	1,953,759	12,354,270
Equity in Net Income from Investments	2,367,068	3,556,776
Net Income	$ 3,417,335	$ 14,902,633
Net Income per Unit	$ 0.17	$ 0.75
Distribution Paid	$ 0.70	$ 2.60

Amended K-1s to be delayed

GGE sent out the 2015 K-1s Feb. 24. Included in the packet was a note to members that the 2013 and 2014 GGE tax returns and K-1s would be amended. At that time it was anticipated that the amended K-1s would be sent out in a few weeks.

Since the credit is so large and case law regulations are still fairly new, we feel it is prudent to take some additional time and steps to verify the accuracy and authority of the credit. Therefore, the amended K-1s for Golden Grain Energy will not be sent out around April 1, but will instead be delayed for several months and likely won't be sent out until late summer 2016. Please consult your tax advisor about options for filing your 2015 return on time or filing an extension and waiting until the 2013/2014 amended K-1s are issued. Should you have questions please contact the GGE office at (641) 423-8525 or info@ggecorn.com.

China & DDGS

China's Ministry of Commerce in January launched an anti-dumping and countervailing duty investigation of DDGS, in response to a request by the Chinese alcohol industry that alleged U.S. suppliers are selling DDGS in China below cost. GGE has been accepted as a registered participant in the cases. Registration allows us to receive no more than the average duty imposed on the mandatory participants should the Chinese government be successful.

It will likely be 6-8 months before there are preliminary findings in the case, which is the earliest duties are expected to be imposed.

Plant upgrades and projects in 2015

At the Feb. 8 membership meeting, Curt Strong, executive vice president and commodities manager, presented a rundown of the projects that have been completed in order to maximize plant efficiency and productivity.

Centrifuge 6



This sixth centrifuge (pictured at right) was added to Side 1 of the plant to improve production rates. During times of maintenance on other centrifuges, the plant previously had to slow production. Addition of the sixth centrifuge allows the facility to maintain production during maintence. This project was partially responsible for the gain of 2 million gallons in production in 2015 compared to the year before.

HRSG/Stack Coil

The heat recovery steam generation (HRSG) was replaced in 2014, resulting in a 9 percent reduction in natural gas requirement, but there were a number of plugged or broken coils in the old stack coil system.

With the installation of a new system in June 2015, BTUs per gallon were reduced by another 4 percent.



Ethanol Rail Loadouts

Rail service issues in 2014, which necessitated production slowdowns and overtime costs in loading cars, were the catalyst for the addition of two more ethanol rail loadouts. With the new loadouts, ethanol can be pumped into rail cars more quickly, minimizing overtime when rail logistics are problematic.

GA Dosing System

Infrastructure has also been added to allow more timely feeding of the G A enzyme into the fermenters. This change has helped to maintain yeast activity leading to a gain in conversion of corn to ethanol from 2.91 gal/bu in 2014 to 2.95 gal/bu in 2015

Water Treatment/ Maintenance Building

The new water treatment and maintenance building centralized water treatment infrastructure to one location, rather than scattered throughout energy centers as it had been in the past. This change is expected to reduce water usage per gallon by 20-30 percent.

Distillation Cooling Tower

Future plans for construction and improvement at the plant include moving the distillation cooling tower from its present location to a site near the new water treatment building. This should improve traffic flow around the plant, in addition to reducing maintenance needs by moving the cooling tower away from the DDG area. The new tower will also have more cooling capacity during warmer months.

Land Purchase

Golden Grain Energy has purchased approximately 30 acres of land directly east of the plant to allow for expansion.

Golden Grain Energy
1822 43rd St. SW
Mason City, IA 50401

Until next time ... Keep flex fuel vehicles on the road

While USDA, ethanol and agriculture groups are injecting millions of dollars into retail infrastructure for higher-level blends, the automakers are looking to phase out Flex Fuel Vehicles (FFVs). Why? They say no one is asking for them. The truth? Their fuel economy credits are being phased out by EPA, while still encouraging other alternative fuels. In fact, they are even encouraging fossil fuels like natural gas vehicles over flex fuel vehicles. Losing FFVs means losing higher-level ethanol blends, including E85. We cannot let that happen. Tell the automakers, your local auto dealership and EPA that FFVs need to be a choice in the future.

Visit www.flexmychoice.com to sign online petitions and share the need for others to speak out.

Golden Grain Energy, LLC

641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.ggecorn.com
info@ggecorn.com

OUR MISSION:
Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.